UNITED STATES SECURITIES AND

EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) February 5, 2007

BRAINTECH, INC.

(Exact name of registrant as specified in its charter)

Nevada

(State or other jurisdiction of incorporation)

000-24911

(Commission File Number)

98-0168932

(IRS Employer Identification No.)

102-930 West 1st Street, North Vancouver, BC V7P 3N4

(Address of principal executive offices and Zip Code)

(604) 988-6440

Registrant's telephone number, including area code

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02 Unregistered Sales of Equity Securities

On February 5, 2007 we issued 300,000 units as compensation for investors providing Letters of Credit in support of the our bank loan with the Royal Bank of Canada. We have agreed to issue one unit for each one dollar pledged as Standby Letters of Credit. Each unit consists of two (2) shares of common stock of the company (the “LC Shares”); three (3) share purchase warrants at a price of $0.30 per share, each warrant entitling the holder thereof to purchase one (1) additional share of common stock at a price of $0.30 per share; and one and one-half (1 1/2 ) share purchase warrants at $0.50 per share, each whole warrant entitling the holder thereof to purchase one (1) additional share of common stock at a price of $0.50 per share.

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The shares were issued to five (5) accredited investors pursuant to exemptions from registration as set out in Rule 506 of Regulation D and/or Section 4(2) of the Securities Act of 1933, as amended. No advertising or general solicitation was employed in offering the securities.

Further, we have reduced the exercise price of 62,500 Share Purchase Warrants held by certain LC providers from $1.00 to $0.30 per share and we also extended the term of these Warrants  by 24 months, so that they now expire May 2, 2010.

On February 21, 2007, we closed a private placement consisting of 275,000 units at a price of $0.20 per unit for gross proceeds of $55,000. Each unit consists of one common share and one non-transferable common share purchase warrant exercisable for a period of three years from the date of closing at an exercise price of $0.25.

The shares were issued to two accredited investors pursuant to exemptions from registration as set out in Rule 506 of Regulation D and/or Section 4(2) of the Securities Act of 1933, as amended. No advertising or general solicitation was employed in offering the securities.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BRAINTECH, INC.

/s/ Edward White

By: Edward White

Chief Financial Officer and Director

Date: February 26, 2007

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